Exhibit 19.1

OLD DOMINION FREIGHT LINE, INC.

Policy Statement on the Prevention of Insider Trading

Adopted by the Board of Directors on January 28, 2026

In the normal course of business, officers, directors and employees of Old Dominion Freight Line, Inc. (the “Company”) may come into possession of significant, sensitive information. In the eyes of the law, this information is considered the property of the Company; you have been entrusted with it. In particular, you may not seek to profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit. The purpose of this policy statement is both to inform you of your legal responsibilities in this area and to make clear to you that the misuse of sensitive information is contrary to Company policy and will be dealt with severely.

Insider trading is a crime, punishable by fines (no matter how small the profit) of up to $5,000,000 and 20 years in jail for individuals. In addition, the Securities and Exchange Commission (the “SEC”) may seek to impose on the violator a civil penalty of up to three times the profits made or losses avoided from the trading. Violators must also disgorge any profits made, and are often subject to an injunction against future violations. Finally, under some circumstances violators may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under federal law. Controlling persons may, among other things, face penalties of the greater of $1,000,000 or three times the profits made or losses avoided by the violator if they recklessly fail to take preventive steps to control insider trading. The SEC has made it clear that it will hold a company responsible for insider trading violations by its directors and officers if the company does not have in place policies and procedures designed to prevent the violations.

Thus, it is important both to you and the Company that insider trading violations not occur. You should be aware that stock market surveillance techniques are exceptionally sophisticated and the SEC and other regulatory authorities can identify all parties to every stock trade. As a result, the chance that federal authorities will detect and prosecute even small-level trading is significant; the risk is simply not worth taking. Furthermore, if securities transactions ever become the subject of scrutiny, they are likely to be viewed after the fact with the benefit of hindsight. Therefore, before engaging in any transaction, you should carefully consider how your transaction may be construed in the bright light of hindsight.

You are responsible for making sure that you comply with this policy, and that any family member, household member or entity whose transactions are subject to this policy, as discussed below, also comply with this policy. In all cases, the responsibility for determining whether you are in possession of material nonpublic information rests with you, and any action on the part of the Company does not in any way insulate you from liability under applicable securities laws.

The following briefly summarizes the insider trading laws applicable to our directors, officers and employees, sets forth the Company’s policy regarding insider trading, and prescribes procedures that “Designated Insiders” and their affiliates must comply with when they engage in transactions involving securities of the Company. Please note that transactions subject to this policy include purchases, sales and bona fide gifts of Company securities.

The Insider Trading Laws

As an officer, director or employee, you may not seek to benefit personally by engaging in securities transactions while in possession of material, nonpublic information that you have learned in connection with your employment with, or service to, the Company. This rule applies, of course, to trading in our own securities (whether common stock, stock options or other derivative securities). However, it also applies to trading in the securities of other companies (including, but not limited to, suppliers, customers, or competitors of the Company) if you learn of material nonpublic information in the course of your employment or relationship with us that might affect the value of those other securities. For instance, if you learned that we were about to enter into a major contract with ABC Corporation, it would probably be an insider trading violation to buy ABC securities. Even if you learned something about ABC while on a sales call to ABC, buying or selling ABC stock might well be considered illegal. The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news).

For information to be “material,” it must be a fact that the typical investor would likely consider significant, whether positive or negative. If you learn something that leads you to want to buy, sell or hold securities, that information probably will be considered material. It is important to keep in mind that material information need not concern an event that is certain to occur. Information that something is likely to happen, or even just that it may happen, can be considered material. For example, information that a company is a possible acquisition target is material very early in the acquisition process, well before the parties to the proposed acquisition agree to specific terms. Federal courts in insider trading cases have held information to be material where an acquiror has merely begun an internal process to determine the desirability of pursuing a target. Keep in mind also that the SEC takes the view that, except in limited, specifically defined circumstances, the mere fact that you know the information is enough to bar you from trading; it is generally no excuse that your reasons for trading were not based on that information. Other examples of material insider information may include: regulatory actions, pending significant transactions or securities offerings, threats of or major developments concerning litigation, financial results and financial forecasts, key management changes, possible initiation of a proxy fight, changes in dividend policy, major new products or services, a significant cybersecurity incident (such as a data breach) and significant operational developments. Note that this list is merely illustrative and not exhaustive.

“Nonpublic” information is any information that is not reasonably available to the investing public. Once the Company releases information through public channels (for instance, a press release), it typically takes a few additional days for it to be broadly disseminated and digested by the public. During the time between public release and broad dissemination (generally, two full Trading Days is sufficient), information is considered nonpublic. A “Trading Day” is any day on which The Nasdaq Stock Market LLC (or other applicable stock exchange on which the Company’s securities are traded) is open for trading.

Besides your obligation to refrain from trading while in possession of material, nonpublic information, you are also prohibited from “tipping” others. The concept of unlawful tipping includes passing on information to friends, family members or others under circumstances that suggest that you were trying to help them make a profit or avoid a loss. When tipping occurs, both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee in turn gives the information. There are many instances in which only a small group of employees is privy to secret information. In such cases, those in possession of the information should avoid leaking it even to other employees. Besides being considered a form of insider trading, of course, tipping is also a serious breach of corporate confidentiality. For this reason, you should be careful to avoid discussing or posting sensitive information in any place (for instance, at lunch, on public transportation, in elevators or on social media) where such information may be heard or learned by others.

This restriction on trading while in possession of material, nonpublic information applies even after your termination of service with the Company. If you possess material, nonpublic information when your service to the Company terminates, you may not trade in Company securities until that information has become public or is no longer material.

General Policy

Because insider trading liability operates as a threat to both you and the Company, it is against Company policy to engage in any activity that would be considered unlawful trading or tipping under the securities laws. This policy applies to trading in Company securities as well as the securities of another company if the trading is based on information acquired as a result of your employment or relationship with us. In addition, because courts have treated the concept of materiality in the context of acquisitions so expansively, to avoid the appearance of impropriety, you are prohibited from trading in the securities of any company which you reasonably believe is a prospective target for acquisition by the Company.

Trading is also prohibited during any special blackout periods that the Company may designate (including pension fund blackout periods). Disclosure to an outside third party that a special blackout period has been designated is prohibited.

It is also Company policy that any investments you make in Company securities or the securities of any company that has a significant relationship with us be on a “buy and hold” basis. Active trading, or short-term speculation, is improper and prohibited.

In addition, we believe that engaging in any short sales of Company securities (i.e., the sale of a security that the seller does not own) or other transaction that is designed to hedge or offset any decrease in the market value of Company securities creates the appearance of a director, officer or employee “betting against the Company”. Therefore, you and your designees are prohibited from engaging in short sales of Company securities or purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities granted to you by the Company as part of your compensation, or held, directly or indirectly, by you, regardless of the purpose for any such proposed transaction.

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, regardless of the purpose of any such proposed transaction.

The trading prohibitions and restrictions set forth in this policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., pension or 401(k) plans) which are used to purchase Company securities pursuant to the employees’ advance instructions. However, no officers or employees may alter their instructions regarding the purchase or sale of Company securities in such plans while in the possession of material, nonpublic information. In addition, any transfers of Company securities into or out of the Company 401(k) plan by a Designated Insider, including certain Company 401(k) plan elections, are subject to the pre-clearance requirement described below.

The trading prohibitions and restrictions set forth in this policy do not apply to the purchase or sale of Company securities in a blind trust, mutual fund or similar arrangement, provided that you do not discuss investments with the trustee, money manager or other investment advisor who has discretion over the funds. If you invest through a blind trust, you may wish to consider asking such advisors to refrain from trading for your account in Company securities.

The trading prohibitions and restrictions set forth in this policy do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This policy does apply, however, to any market sale of restricted stock.

The restrictions outlined in this policy apply to officers, directors, and employees of the Company and its subsidiaries and their Related Persons. Your “Related Persons” include members of your immediate family, other members of your household and any trust, estate and partnership or other business entity affiliated with you or an immediate family member.

Officers and directors of the Company and other specified individuals with regular direct or indirect access to material nonpublic information about the Company (collectively, “Designated Insiders”) are also subject to the pre-clearance and related requirements set forth below. The General Counsel will maintain a list of Designated Insiders and will notify such individuals when they become Designated Insiders. Persons violating this policy will be subject to immediate disciplinary action, up to and including dismissal from the Company.

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws when engaging in transactions in Company securities.

For guidance or further information about this policy, contact the General Counsel, who is available to answer any questions about the policy. Do not try to resolve uncertainties on your own. If you become aware that any person subject to this policy is violating or about to violate it, you must report that information immediately to the General Counsel.

Pre-Clearance and Related Restrictions Applicable to Designated Insiders

Trading Window and Pre-Clearance Requirement

It is the policy of the Company that no Designated Insider or Related Person may engage in any transaction involving stock or other securities of the Company except during any “window” period commencing on the third Trading Day following public announcement of the Company’s operating results for the immediately preceding calendar quarter and ending on the last Trading Day of the second month of the then-current calendar quarter. The General Counsel may approve exemptions to this restriction only for compelling reasons and only after a thorough review of the particular facts and circumstances that results in the determination that no insider trading liability concerns are present. Approval of exemptions must be in writing.

In addition, it is the policy of the Company that each Designated Insider who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), obtain “pre-clearance” from the General Counsel before he or she, or any Related Person, engages in any transaction involving stock or other securities of the Company (including but not limited to the purchase, sale, or bona fide gift of such securities and any transfers into or out of the Company’s 401(k) plan), in order to ensure that the proposed transaction would not either result in short-swing profit liability or, due to its timing in relation to significant events affecting the Company, otherwise violate federal securities laws or even create the appearance of impropriety.

When a request for pre-clearance is made, the Designated Insider should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the General Counsel. The Designated Insider should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The Designated Insider should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale. If the General Counsel, after consulting with the Chief Financial Officer or the Chief Executive Officer, as appropriate, determines that a proposed transaction might be viewed as improper or deemed a violation of the insider trading laws, then the transaction shall not take place. The General Counsel may reject any transaction at his sole reasonable discretion. The Designated Insider must treat the approval or denial of any pre-clearance request as confidential information. Pre-cleared transactions must be effected within two Trading Days of receipt of pre-clearance unless an exception is granted by the General Counsel. If the Designated Insider does not effect the pre-cleared transaction within the specified time limit, he must again request pre-clearance from the General Counsel.

The trading window restriction and pre-clearance requirement described above apply to certain elections that a Designated Insider may make under the Company 401(k) plan, including: (i) an election to increase or decrease the percentage of such individual’s periodic contributions that will be allocated to the Company stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against such individual’s 401(k) plan account if the loan will result in a liquidation of some or all of such individual’s Company stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to the Company stock fund.

Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. Therefore, Designated Insiders who purchase shares of the Company’s common stock may not sell any shares of the Company’s common stock for at least six months after such purchase (and vice versa).

The trading window and the pre-clearance requirement do not apply to a Designated Insider’s or Related Person’s contribution of Company securities to a grantor retained annuity trust (“GRAT”) of which such person is the trustee (or otherwise retains beneficial ownership) and is the sole annuitant. Any such person funding a GRAT in this manner shall promptly notify the General Counsel upon the completion of such transaction.

The trading window and the pre-clearance requirement do not apply to transactions carried out by an employee, officer or director pursuant to a Rule 10b5-1 Plan, as described below. However, the entry into such a plan must itself be approved by the General Counsel as set forth below.

Rule 10b5-1 Plans

SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5 for transactions conducted under a previously established contract, plan or instruction to which the insider is irrevocably committed. The rule presents an opportunity for employees, officers and directors to establish arrangements pursuant to which they can generally sell or purchase Company securities even when they may possess material nonpublic information as long as, among other conditions, the individual did not possess material nonpublic information at the time the arrangement was established. The arrangements may include blind trusts, pre-scheduled stock option exercises and sales, pre-arranged trading instructions and other brokerage and third party arrangements. The Company’s insider trading policy permits transactions by employees, officers and directors that comply with Rule 10b5-1 if they are undertaken in compliance with the procedures described below.

The General Counsel must pre-approve in writing any plan, arrangement or trading instructions involving potential sales or purchases of stock or option exercises and sales, etc. (including, but not limited to, blind trusts, discretionary accounts with banks or brokers and limit orders) designed to comply with Rule 10b5-1 (a “Rule 10b5-1 Plan”). Any Rule 10b5-1 Plan must be submitted for approval at least seven (7) days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

In approving a Rule 10b5-1 Plan, which must be in writing, the General Counsel must determine that the Rule 10b5-1 Plan complies with Rule 10b5-1 and will not otherwise create an appearance of impropriety. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The General Counsel will also advise, at the time a Rule 10b5-1 Plan is entered into (or at any time an employee, officer or director wishes to terminate or modify a previously adopted Rule 10b5-1 Plan), as to whether there is material information about the Company that has not been publicly disclosed. The Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of ninety (90) days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of one hundred and twenty (120) days after adoption of the plan), and for persons other than directors or officers, thirty (30) days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period. Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

The General Counsel must also be satisfied that a Rule 10b5-1 Plan includes appropriate procedures to ensure compliance with SEC Rule 144 and Section 16 of the Exchange Act and provides for cessation of sales or purchases in appropriate circumstances, such as (but not limited to) during lock-up periods in the event of a merger or acquisition or other periods when a lock-up is imposed on insiders.

The General Counsel will periodically request Designated Insiders to acknowledge in writing his or her receipt of this Policy and agreement to comply with it.

Receipt and Acknowledgement

I,___________________________, hereby acknowledge that I have received and read a copy of the “Policy Statement on the Prevention of Insider Trading” and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me, to the extent I am an employee of the Company, to discipline by the Company up to and including dismissal from the Company.

___________________________ ___________________________

Signature Date